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                                                                   EXHIBIT 10(A)
                                H&R BLOCK, INC.

                          AMENDMENT AND TERMINATION OF
         THE H&R BLOCK, INC. RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

                                 June 18, 1997


WHEREAS, H&R Block, Inc. (the "Company") previously adopted the H&R Block, Inc. Retirement Plan for Non-Employee Directors (the "Retirement Plan") for the benefit of eligible Directors; and

WHEREAS, the Company retained the right to amend and terminate the Retirement Plan pursuant to Section 9 thereof; and

WHEREAS, the Company desires to amend and terminate the Retirement Plan effective as of June 18, 1997;

NOW, THEREFORE, effective as of June 18, 1997, the Retirement Plan is amended by adding the following new Section 12:

     "12. Termination of Plan.

Notwithstanding anything to the contrary contained herein, effective as of June 18, 1997, (the "Termination Date"), this Plan is terminated. Each Non-Employee Director of the Company as of the Termination Date shall receive in lieu of any benefits under the Plan in accordance with his or her irrevocable election, either (a) a number of stock units under the H&R Block, Inc. Stock Plan for Non-Employee Directors ("Stock Plan") equal to the quotient obtained by dividing (i) the present value on the Termination Date of his or her accrued benefits under the Retirement Plan, as determined by an independent actuarial consultant without regard to any service requirements under such Retirement Plan, utilizing an interest rate of eight percent (8%), and utilizing an annual director retainer rate equal to the annual retainer for Non-Employee Directors in effect on the Termination Date (the "Present Value of Benefits"), by (ii) the average of the high and low sales prices quoted on the New York Stock Exchange Composite Listing on the Termination Date for the Company's Common Stock, without par value, or (b) a contribution to the H&R Block Deferred Compensation Plan for Directors ("DCP") in the exact amount of the Present Value of Benefits, with such contribution invested in the H&R Block, Inc. stock investment option (without the right to move such investment to one of the other investment options), provided, however that notwithstanding the foregoing formula applicable to the Stock Plan, no Non-Employee Director electing to receive benefits under the Stock Plan shall be credited with less than 1,000 stock units under such Stock Plan, and provided further that, should the shareholders of the Company fail for any reason to approve the Stock Plan at the annual meeting of shareholders in 1997, each Non-Employee Director of the Company as of the Termination Date shall receive the above-described benefits under the DCP in lieu of benefits under this

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Plan.  To the extent that a Non-Employee Director elects to receive benefits under the Stock Plan and the application of the formula described in this
Section 12 results in a number of stock units under the Stock Plan other than an even 100-lot number of stock units, the result shall be rounded up upwards to the next 100-lot whole number of stock units. Except as set forth in this
Section 12, no benefits shall accrue or be paid under this Plan after the Termination Date."

IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 18th day of June, 1997, effective as of June 18, 1997.


                                           H&R BLOCK, INC.


                                           By: /s/ Frank L. Salizzoni
                                               ---------------------------
                                               President and Chief
                                               Executive Officer












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